UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials:

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004
October 25, 2024
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Flexsteel Industries, Inc. to be held virtually via live webcast on Wednesday, December 11, 2024, at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/FLXS2024. This year’s annual meeting will be in a virtual format only. Instructions regarding virtual meeting attendance are set forth in the Notice below.
Shareholders at the close of business on Monday, October 14, 2024, will be able to participate in the virtual meeting online, vote shares electronically, and submit questions in the virtual meeting forum before and during the meeting. Prior to the meeting, you may vote your shares and submit pre-meeting questions online by visiting www.proxyvote.com and following the instructions on your proxy card.
We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.
Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone, or if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Thomas M. Levine Chairman of the Board

Record Date:	Monday, October 14, 2024
Date of Meeting:	Wednesday, December 11, 2024
Time:	10:00 a.m. Central Time
Place:	Held virtually online via live webcast at
www.virtualshareholdermeeting.com/FLXS2024

IMPORTANT
Whether you own one share or many, each shareholder is urged to vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2024 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/FLXS2024.

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 11, 2024
TO THE SHAREHOLDERS:
The annual meeting of shareholders of Flexsteel Industries, Inc. will be held virtually via live webcast on Wednesday, December 11, 2024, at 10:00 a.m. Central Time, or at any adjournment or postponement thereof. You will be able to attend the annual meeting online, listen to the meeting live, submit questions and vote by visiting www.virtualshareholdermeeting.com/FLXS2024 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
The meeting will be held for the following purposes:
1.
To elect three Class II Directors to serve until the 2027 annual meeting and until their respective successors have been elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination.

2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To consider such other business as may properly come before the meeting or any adjournments or postponements thereof.
October 14, 2024, has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the virtual annual meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting, please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Ressler
Secretary

October 25, 2024
IMPORTANT
Please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 11, 2024
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and the proxy are solicited on behalf of the Board of Directors (the “Board”) of Flexsteel Industries, Inc. to be used at the annual meeting of shareholders to be held virtually on Wednesday, December 11, 2024, and any adjournments or postponements thereof, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.
The mailing address of the corporate office and principal executive office of the Company is 385 Bell St, Dubuque, Iowa 52001-7004. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 25, 2024.
Meeting Purposes
At the meeting, shareholders will elect three Class II Directors, F. Brooks Bertsch, Kathryn P. Dickson, and Derek P. Schmidt for three-year terms expiring at the shareholders’ meeting in 2027. In addition, the Board is asking the shareholders to approve, on an advisory basis, the compensation of our named executive officers. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.
Proxy Materials Available on Internet
In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the internet. On or about October 25, 2024, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2024 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.
Voting
Only shareholders of record at the close of business on October 14, 2024, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 5,208,029 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the internet. If your shares are held in your name, you can vote by telephone or on the internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:
•	FOR the election of F. Brooks Bertsch, Kathryn P. Dickson, and Derek P. Schmidt (Proposal I); and
•	FOR approval, on an advisory basis, of the compensation of our named executive officers (Proposal II).
If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the internet, even if you plan to attend the virtual meeting via live webcast. If you do attend the virtual meeting, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the virtual meeting.
Shares Held by Broker
If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.
Changing Your Vote or Revoking Your Proxy
If you are a shareholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the meeting by:
•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•	providing written notice of revocation to our Secretary at Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004 prior to or at the meeting; or
•	attending the meeting and voting virtually.
Your most recent proxy submitted by proxy card or internet is the one that is counted. Your attendance at the meeting by itself will not automatically revoke your proxy.
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting virtually.
Vote Required
Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting, who will be present at the meeting. With respect to Proposal I, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.
With respect to Proposal II, the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required. Accordingly, an abstention on Proposal II will have the same effect as voting “against” the matter.
While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.
Number of Copies Sent to Household
For two or more shareholders sharing the same address that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2024 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Secretary, Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at https://ir.flexsteel.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov.
You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL I
ELECTION OF DIRECTORS
Our Amended and Restated Articles of Incorporation permit the election of 13 directors. The Board currently consists of seven persons divided into three classes. At each annual meeting, the terms of one class of directors expire and persons are elected to that class for terms of three years and until their respective successors are duly qualified and elected or until their earlier director class reassignment, resignation, removal, retirement or termination. The Nominating and Governance Committee believes that as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of October 25, 2024.
The Board believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders, and the majority are independent as defined by the Nasdaq Stock Market listing standards.
Effective January 9, 2024, Matthew A. Kaness resigned from the Board. Effective January 10, 2024, the Board appointed Derek P. Schmidt to the Board to serve as a Class II Director. On April 29, 2024, Jerald K. Dittmer gave the Board notice that he would resign from the Board effective with his retirement from the Company on December 31, 2024. The Board has nominated, based on the recommendation of the Nominating and Governance Committee, F. Brooks Bertsch, Kathryn P. Dickson and Mr. Schmidt, for election as Class II Directors of the Company at the 2024 annual meeting. The Board has determined that after the election of the nominees at the 2024 annual meeting and prior to Jerald K. Dittmer’s resignation from the Board effective December 31, 2024, the Board will consist of eight members. After Mr. Dittmer’s resignation, the Board will consist of seven members.
The Class II Directors’ next term expires at the 2027 annual meeting and upon their respective successors being elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.
DIRECTORS NOMINATED FOR ELECTION, CLASS II

F. Brooks Bertsch Age 34 Newly Nominated Director
Mr. Bertsch has served as a partner of Intersect Wealth Advisors, LLC, a boutique multi-family office providing customized wealth planning for ultra-high-net-worth individuals and families since co-founding the firm in 2022. Since April 2024, he has been an observer to the Board and each of its committees. Mr. Bertsch served in hockey operations for the Los Angeles Kings from 2016 to 2021, holding roles in analytics, coaching, and management.

Mr. Bertsch holds a Bachelor of Science in Finance from St. Cloud State University. Mr. Bertsch brings significant experience in small- and micro-cap equity investment management and analysis to the Board. As a fifth-generation heir to one of Flexsteel's founders, he also brings in depth understanding in the home furnishings industry to the Board.

Kathryn P. Dickson Age 59 Director since 2021
Ms. Dickson served as President of Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, from 2019 to 2020. Prior to Manitoba Harvest, Ms. Dickson served as Senior Vice President for Mattel, Inc., a global learning, development, and play company, and President of its American Girl subsidiary from 2016 through 2018. Prior to Mattel, Ms. Dickson served as Chief Marketing Officer for News America Marketing, a consumer-focused marketing business, from 2015 to 2016. Prior to News America Marketing, Ms. Dickson served in increasingly responsible roles over more than 23 years at General Mills, Inc., a global manufacturer and marketer of branded consumer foods. Her leadership there included Vice President/Marketing Excellence, and Vice President/Business Unit Director for global brands including Betty Crocker, Pillsbury, and Old El Paso. Ms. Dickson is currently a member of the Board of Directors of Black Rifle Coffee Company, where she serves as Lead Independent Director, Chair for the Compensation

Committee, and as a member of the Nominating and Governance Committee. She was a member of the Cooper Tire & Rubber Board of Directors from 2018 to June 2021.

Ms. Dickson has a Bachelor of Science degree from the United States Air Force Academy, and an MBA from UCLA. She served as an officer in the U.S. Air Force, where she achieved the rank of Captain. Ms. Dickson brings expertise in driving growth through omnichannel and digital strategies, global expansion, brand revitalization and innovation to the Board.

Derek P. Schmidt Age 51 Director since 2024
Mr. Schmidt was appointed President effective January 2024 and Chief Executive Officer effective July 2024. Mr. Schmidt joined the Company as Chief Financial Officer and Chief Operating Officer in April 2020. In June 2022, Mr. Schmidt relinquished the role of Chief Financial Officer as his role as Chief Operating Officer expanded to take on additional responsibilities and strategic ownership of the operations and product groups, including manufacturing, sourcing and procurement, logistics and distribution, product design, and engineering. In May 2023, Mr. Schmidt was appointed as Chief Financial Officer on an interim basis, in addition to his responsibilities as Chief Operating Officer. He relinquished the Chief Financial Officer position in January 2024 and the Chief Operating Officer position in June 2024. Mr. Schmidt has almost 30 years of broad financial leadership and general management experience driving profitable growth across multiple industries, including over 11 years in the furniture industry.

Prior to Flexsteel, Mr. Schmidt was the Chief Financial Officer of Crescent Electric Supply Co., one of the nation’s largest electrical distributors. From 2011 to 2018, Mr. Schmidt held multiple executive positions with HNI Corporation, a leading global office furniture manufacturer. Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc.

Mr. Schmidt is a graduate of the University of Wisconsin with a Bachelor of Business Administration degree in Accounting and Finance. He also earned a Master of Business Administration with an emphasis in finance and strategic management from the University of Minnesota Carlson School of Management. He is a Certified Public Accountant (CPA) - Inactive, Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

All nominees named above have consented to serve as directors if elected. In the event any of the nominees should fail to stand for election, the persons named as nominees in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
The Board recommends a vote FOR its director nominees named in this Proxy Statement.
DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2025 ANNUAL MEETING, CLASS III

William S. Creekmuir Age 69 Director since 2019
Mr. Creekmuir is the principal owner and President of Pinnacle Search Partners, LLC, a global executive search firm, and has served in that capacity since December 2015. Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of private equity-owned Simmons Bedding Company from 2000 to 2011, and publicly traded LADD Furniture, Inc., a furniture manufacturer, from 1992 to 2000. His earlier years were spent with KPMG LLP, where he was a Partner and held responsibilities in both the United States and Ireland. From 2016 to 2023, he served as a director of Party City Holdco Inc., a global leader in the celebrations industry and largest retailer of party goods in North America; he was also Chair of its Audit Committee and a member of its Restructuring Committee.

Mr. Creekmuir has a Bachelor of Science degree in Business Administration from The University of North Carolina at Chapel Hill. Mr. Creekmuir brings experience in corporate finance, accounting, talent management, and the home furnishings industry to the Board.

M. Scott Culbreth Age 54 Director since 2021
Mr. Culbreth has served as the President, Chief Executive Officer and director of American Woodmark Corporation, a publicly held cabinet manufacturer, since 2020. From 2014 to 2020, he served as American Woodmark’s Senior Vice President and Chief Financial Officer. Prior to American Woodmark, Mr. Culbreth served as the Chief Financial Officer at Piedmont Hardware Brands, a provider of home improvement and hardware products, from 2013 to 2014 and held various finance-related roles at Newell Brands, Inc., a global consumer goods company, from 2007 to 2013.

Mr. Culbreth holds a Bachelor of Science degree in Finance from Virginia Tech, and an MBA from Washington University in St. Louis. Mr. Culbreth brings experience in corporate finance, accounting, and public company executive leadership to the Board.

Jerald K. Dittmer Age 67 Director since 2018
Mr. Dittmer joined the Board following his appointment to President and Chief Executive Officer of the Company in December 2018. Mr. Dittmer relinquished his title of President in January 2024, and subsequently announced his resignation as Chief Executive Officer effective June 30, 2024. He will serve as a strategic advisor to the Company until his announced retirement effective December 31, 2024, at which time he will also resign from the Board. During 2018, Mr. Dittmer was the Chief Executive Officer of Austin Business Furniture, a regional office furniture dealership. From 2008 to 2017, Mr. Dittmer served as Executive Vice President of HNI Corporation, a publicly traded office furniture manufacturer and the world’s leading hearth products company, and President of The HON Company, a large office furniture designer and manufacturer serving independent dealers, wholesalers and national suppliers. In these roles he drove overall strategy to transform go-to-market capabilities, including its e-commerce initiatives, which resulted in significant profitable sales growth. Previously, Mr. Dittmer held several leadership roles, including Chief Financial Officer at HNI Corporation, from 1991 to 2008. As Chief Financial Officer, he was responsible for HNI’s domestic and international finance, accounting, treasury, tax, enterprise risk management, internal audit, and information technology. He also played an instrumental role in accelerating the company’s growth rate through acquisitions in the U.S. and Canada

Mr. Dittmer has a Bachelor of Science degree in Industrial Administration with an emphasis in Accounting from Iowa State University and has completed executive education programs at the University of Michigan and Northwestern University. Mr. Dittmer brings more than 30 years of experience in the furniture industry, including top leadership positions overseeing corporate operations, planning, acquisitions, and finance to the Board.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2026 ANNUAL MEETING, CLASS I

Thomas M. Levine Age 75 Director since 2010
Mr. Levine has been an Independent Management Advisor from 1995 to present. Previously at Fostin Capital Corp., a venture capital investment management company, he held the position of Executive Vice President from 1982 to 1999. Prior experience includes Vice President of Foster Industries, Inc., a private investment company, from 1982 to 1994, and the corporate law firm of Berkman Ruslander Pohl Lieber & Engel from 1974 to 1982, where he was a Partner of the firm from 1980 to 1982.

Mr. Levine has a Bachelor of Arts degree from Colgate University and a Juris Doctor degree from the University of Chicago Law School. Mr. Levine brings experience in general management, business, and legal matters to the Board.

Jeanne McGovern Age 65 Director since 2022
Ms. McGovern is a retired partner of Deloitte & Touche LLP, an international firm that provides audit, consulting, financial advisory, risk management, and tax services. During her tenure from 1980 to 2020, she had leadership responsibilities over audits of global companies in a wide range of industries and demonstrated expertise in financial reporting and internal controls. She also has significant experience with strategic acquisitions and divestitures, initial public offerings, and debt financing and refinancing transactions. Ms. McGovern is a director and chair of the audit committee and member of the nominating and corporate governance committee of Huntsman Corporation, a differentiated chemical manufacturer headquartered in Houston, Texas. Ms. McGovern has also served on several not-for-profit boards. She is a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants and is a Certified Public Accountant in Massachusetts and Washington.

Ms. McGovern has a Bachelor of Arts degree in Accounting from Syracuse University. Ms. McGovern brings 40 years of audit and advisory experience to the board, as well as corporate governance experience through her work with corporate boards, including audit committees.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2019 shareholders’ meeting, a plurality of our shareholders voted to perform a say-on-pay vote every year. After consideration of the voting results, the Board determined that the Company will conduct future shareholder advisory votes regarding compensation awarded to its named executive officers on an annual basis until the next advisory shareholder vote on the frequency of these advisory votes is held, which is currently required to be held at least once every six years.
In accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2024 annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section, including the summary compensation table and related narrative disclosure in the Proxy Statement for the Company’s 2024 annual meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers.

DIRECTOR COMPENSATION
Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Chairman of the Board and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.
The following table sets forth the cash and non-cash compensation for fiscal 2024 awarded to or earned by each of our directors who is not also a named executive officer.

Name(1)	Fees earned or paid in cash ($)(2)	Stock awards ($)(3)	Total ($)
Thomas M. Levine – Board Chair	151,500	92,982	244,482
William S. Creekmuir	81,500	92,982	174,482
M. Scott Culbreth	76,500	92,982	169,482
Kathryn P. Dickson	74,000	92,982	166,982
Jeanne McGovern	74,000	92,982	166,982
Mary C. Bottie(4)	38,250	46,482	84,732
Matthew A. Kaness(5)	38,250	46,482	84,732

(1)	As of June 30, 2024, each currently serving director who is not an employee had the following stock options outstanding; Mr. Levine, 2,750.
(2)
Each non-executive director is paid a retainer at the rate of $61,500 per year. In addition, the Chairman of the Board is paid an additional retainer of $90,000 per year. The Audit and Ethics Committee Chair is paid a retainer of $15,000 per year. The Compensation Committee Chair is paid a retainer of $10,000 per year. The Nominating and Governance Committee Chair is paid a retainer of $10,000 per year. Audit and Ethics Committee members receive an additional retainer of $7,500 per year. Compensation Committee members receive an additional retainer of $5,000 per year. Nominating and Governance Committee members receive an additional retainer of $5,000 per year.

(3)
Each director receives an annual stock grant with a value of $93,000 delivered in quarterly installments and rounded to the nearest share, with no additional vesting requirements. This amount was increased to $97,000 beginning fiscal year 2025. Directors are expected to accumulate Flexsteel shares of common stock valued at four times the annual Director cash compensation.

(4)	Ms. Bottie resigned from the Board effective December 13, 2023.
(5)	Mr. Kaness resigned from the Board effective January 9, 2024.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors is currently comprised of five independent directors and two executive directors. The Board has determined that the following current directors and the director nominee are independent as defined by The Nasdaq Stock Market listing standards: Thomas M. Levine, William S. Creekmuir, Kathryn P. Dickson, M. Scott Culbreth, Jeanne McGovern and F. Brooks Bertsch. Former directors, Mary C. Bottie and Matthew A. Kaness, who resigned during fiscal 2024 were also determined to be independent. A majority of the current Board members are independent. The independent directors meet periodically in executive session as part of a Board meeting.
Board Meeting Attendance
During the fiscal year ended June 30, 2024, 14 meetings of the Board were held. All of the directors of the Company attended 93% of the meetings of the Board and 100% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All the serving members of the Board of Directors attended the prior year’s annual meeting.
Committees of the Board
Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at https://ir.flexsteel.com/corporate-governance/governance-overview. The principal duties of the three committees are set forth below.
Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The committee held four meetings during the fiscal year ending June 30, 2024. The committee members are William S. Creekmuir - Chair, M. Scott Culbreth and Jeanne McGovern. The Board has determined that William S. Creekmuir, M. Scott Culbreth and Jeanne McGovern qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act.”
Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning for executive officers; and makes recommendations regarding Board compensation. The committee from time-to-time delegates authority to the chief executive officer to grant a limited number of awards, under the 2022 Equity Incentive Plan, to persons that are not executive officers. During the 2022 calendar year, the committee obtained advice from the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian” which was hired by the committee. The committee sought Meridian’s advice on, (i) defining the Company’s peer group for purposes of compensation benchmarking, (ii) assessing the Company’s officer compensation philosophy and defining a market-competitive total compensation package for officers, (iii) reviewing the Company’s director compensation philosophy and assessing the market competitiveness of Board compensation, and (iv) new equity incentive plan development. The committee asked Meridian with respect to its assistance with defining officer compensation, that the recommendation include the ability to establish variable pay for performance targets that incentivize desired business results and have a reasonable probability of attainment, while clearly aligning management’s interests and shareholder value. The committee held seven meetings during the fiscal year ended June 30, 2024. The committee members are M. Scott Culbreth – Chair, Kathryn P. Dickson and Jeanne McGovern.
Nominating and Governance Committee – Identifies and reviews qualifications of new director candidates; recommends new directors and conducts new Board orientation; evaluates Board and individual director performance; develops and recommends a succession plan for the Board; recommends composition of all committees; reviews and recommends all Governance practices, policies and procedures of the Board, including environmental, social and governance (ESG); conducts ongoing education for Board members; reviews all shareholder proposals and recommends responses. The committee held eleven meetings during the fiscal year ended June 30, 2024. The committee members are Kathryn P. Dickson – Chair, William S. Creekmuir and Jeanne McGovern.

Board Leadership Structure
The Board elected an independent director, Mr. Levine, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations, while the Chair of the Board can focus on leading the Board.
Board Diversity
The Board Diversity Matrix below provides the diversity statistics for our Board. The Nominating and Governance Committee is committed to enhancing the Board’s diversity profile at such time as it evaluates any newly nominated directors.

Board Diversity Matrix (Self-Reported as of August 24, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4		1
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background				1

Ability of Shareholders to Communicate with the Board of Directors
The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Secretary of the Company at 385 Bell St, Dubuque, Iowa 52001-7004, or telephone number of (563) 556-7730 or email investors@flexsteel.com. Unsolicited advertisements or invitations to conferences or promotional material, at the discretion of the Secretary, may not be forwarded to the directors.
Risk Oversight
The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees review strategic, operational, financial, compensation, cybersecurity/data privacy and compliance risks with senior management each quarter. Additionally, the Company’s Chief Information Officer regularly updates the Board and its committees on specific cybersecurity/data privacy initiatives. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented, and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executive officers. The Nominating and Governance Committee is responsible for identification, monitoring, and disclosure of enterprise risks.

Code of Ethics
The Company has a written code of ethics titled Guidelines for Business Conduct which has been approved by the Board of Directors. The code of ethics applies to the Company’s directors and employees all of whom are required annually to review the code of ethics and validate their compliance. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at https://ir.flexsteel.com/corporate-governance/governance-overview. The Company intends to post any amendments to its code of ethics at this location on its website.
Related Party Transaction Policy
The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel. There were no reportable transactions during the fiscal year ended June 30, 2024.
Environmental, Social and Governance (“ESG”) Practices
As a leading furniture manufacturer and importer in the U.S., the Company is committed to conducting business in a manner that incorporates effective environmental, social, and governance (ESG) practices to improve our long-term sustainability and results.
The Nominating and Governance Committee of the Board of Directors is responsible for oversight of ESG matters. Our ESG efforts are described in detail on the Company’s website at https://www.flexsteel.com/pages/corporate-responsibility.
Stock Option, Restricted Stock Unit, and Restricted Share Granting Policy
The Compensation Committee has formalized its stock option, unit and share granting practices by adopting a policy for the grant of stock options, restricted units and restricted shares. The policy reflects the Compensation Committee’s long-standing approach to grants described in the Executive Compensation section under the 2022 Equity Incentive Plan. In addition, the policy provides, among other things, that all grants must be approved by the Compensation Committee or its designee; and the exercise price for any stock options granted will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market on the grant date. The policy also specifies procedures for granting stock options, restricted units or restricted shares to newly hired executive officers; and that any program, plan or practice to time or to select the grant dates of stock options, restricted units or restricted shares in coordination with the release by us of material non-public information is prohibited.
Incentive Compensation Clawback Policy
The Board has adopted an Incentive Compensation Clawback Policy with respect to incentive-based compensation. The policy provides that in the event of a restatement of the Company’s financial results due to the Company’s noncompliance with any financial reporting requirement under the securities laws, the Board is entitled to recover from current and former executive officers any cash or equity incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financial statements during the three completed fiscal years preceding the date of the restatement. Additionally, the Board may seek the reimbursement or forfeiture of excess compensation received by an executive during any prior period if the Board determines that the material noncompliance resulting in the restatement was due to the fraud or intentional misconduct of such executive.

Stock Ownership Guidelines
The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, nonemployee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:

•	Directors:	Four times annual director cash compensation
•	Chief Executive Officer:	Four times base salary
•	Executive Officers:	Two times base salary
•	Officers:	Base salary
•	Key Associates:	One-half of base salary

Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.
Policy on Securities Trading - Hedging and Pledging
As part of its Policy Statement on Securities Trading and Communications with Outsiders (Regulation FD), Flexsteel prohibits directors and officers from using any strategies or products (including “put” or “call” options or “selling short” techniques) to hedge against potential changes in the value of Flexsteel common stock. In addition, directors and officers may not pledge Flexsteel common stock as collateral.
Nominating Matters
The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the Company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee often engages a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee has established specific minimum eligibility requirements for candidates which consist of high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age, and ensuring that a majority of the Board remains independent.
In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.
If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, all of the other members of the Board, the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct a background check and reference checks and consider all available information in determining whether to recommend the candidate to the full Board.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled “Proposals by Shareholders.” To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company which are beneficially owned by each such nominee.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that, during fiscal year 2024, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met.
Audit and Ethics Committee Report
The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:

William S. Creekmuir, Chair	M. Scott Culbreth	Jeanne McGovern

EXECUTIVE OFFICERS
The following individuals are executive officers of the Company:

Derek P. Schmidt Age 51 President and Chief Executive Officer	See biographical information set forth under Proposal I, Election of Directors

Michael J. Ressler Age 41 Chief Financial Officer, Treasurer and Secretary
Mike Ressler joined the Company in April 2006 as Corporate Accountant and has held a number of impactful roles with increasing levels of responsibility over the past 17 years. In January 2024, he was named Chief Financial Officer, Treasurer & Secretary. He will retain his leadership responsibilities for manufacturing as well as expand his scope to include executive responsibility for finance, accounting, and risk management. In November 2022, he was named Vice President of Manufacturing, where he was responsible for manufacturing, sales, inventory and operations planning (SIOP), and procurement.

Prior to his current position, he was Senior Director of Finance-Supply Chain, and was responsible for overall FP&A, including direct support for manufacturing, SIOP, and procurement. He has worked intimately with manufacturing and has participated at a hands-on level with process development, footprint development and implementation, operational efficiency improvements, labor planning, capital planning, and facility management. He has identified gaps and implemented sustainable processes to increase visibility and reduce risk to the organization.

Mr. Ressler is a graduate of Loras College in Dubuque, Iowa, with a Bachelor of Business Administration degree in Accounting.

Michael J. McClaflin Age 61 Chief Information and Technology Officer
Mike McClaflin joined the Company in March 2019 as Chief Information & Technology Officer. Mr. McClaflin is responsible for empowering business performance across Flexsteel’s enterprise through strategic technology and information management investments for both internal systems and external go-to-market capabilities. In addition to over 25 years of experience in ERP systems, eBusiness, business intelligence and IT operations, Mr. McClaflin is a versatile executive leader with significant cross-functional expertise in process and performance improvements.

Prior to Flexsteel, Mr. McClaflin was the Director of Acquisition Strategy and Integration for the Birmingham-based Industrial Parts division of Genuine Parts Corporation. Prior to that, Mr. McClaflin spent 12 years in the furniture industry where he held various technology leadership positions, including serving as Vice President of eBusiness and IT, for the HON Company.

Mr. McClaflin is a graduate of Upper Iowa University, where he received a Bachelor of Arts degree in Accounting and General Management. He also earned a Master of Business Administration with an emphasis in marketing from the University of Iowa Henry B. Tippie College of Business.

David E. Crimmins Age 43 Vice President, Sales and Product Management
Dave Crimmins joined the Company in September 2019 as Vice President, Sales. In January 2023, Mr. Crimmins was named Vice President, Sales and Product Management as his role expanded to take on additional responsibilities surrounding the product portfolio including, design, engineering, and development of product; and for the product merchandising and messaging supporting all sales channels. He has more than 14 years of experience in the furniture industry, including sales and marketing leadership positions across multiple brands and market segments.

Prior to Flexsteel, Mr. Crimmins was the Vice President of Sales and Marketing for the UK-based North American division of The Senator Group, representing both the Allermuir and Senator brands. His responsibilities included building sales and marketing capabilities, developing, and executing go-to-market strategies, and driving improved financial performance across operations in North America. Mr. Crimmins also held multiple sales and general management related roles of increasing responsibility within HNI Corporation across multiple operating companies.

Mr. Crimmins is a graduate of The University of Northern Iowa where he studied marketing. He also earned a Master of Business Administration from the University of Baltimore.

Stacy M. Kammes Age 44 Vice President, Human Resources
Stacy Kammes joined the Company in 2014 as Director, Human Resources and was named Vice President, Human Resources in 2017. Ms. Kammes was appointed Assistant Secretary in May 2020. With over 20 years of HR experience, she is responsible for leading the Human Resources function and providing expertise on organizational development, talent acquisition and development, compensation, benefits and labor relations.

Prior to Flexsteel, Ms. Kammes served as an HR Leader-Organizational Effectiveness Talent, Global Supply Chain and OnHighway Business for Cummins Emission Solutions, a global leader in designing, manufacturing, and integrating exhaust aftertreatment solutions. In these roles, she drove talent acquisition, performance management, training and development, succession planning and labor relations across multiple global manufacturing, distribution, and corporate locations. Earlier in her career, Ms. Kammes held several plant HR positions within Cummins Emission Solutions and Federal Mogul.

Ms. Kammes is a graduate of the University of Wisconsin-Platteville with a Bachelor of Business Administration degree in General Management and Human Resource Management. She also earned a Master of Business Administration from Upper Iowa University.

EXECUTIVE COMPENSATION
Summary Compensation Table
During fiscal year 2024, the Company had three named executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by: (i) the individual serving as the Company’s principal executive officer (“PEO”); and (ii) the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary $	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp ($)(3)	All Other Comp ($)(4)	Total ($)
Jerald K. Dittmer(5) President and Chief Executive Officer	2024	735,000	—	992,227	—	1,234,800	52,998	3,015,025
	2023	735,000	—	1,392,227	—	890,820	43,990	3,062,037
Derek P. Schmidt(6) Current President and Chief Executive Officer and Former Chief Financial Officer and Chief Operating Officer	2023	470,000	—	446,465	—	493,500	50,680	1,460,645
	2023	446,000	—	585,116	—	337,845	46,087	1,415,048
David E. Crimmins Vice President of Sales and Product Management	2024	335,000	—	234,484	—	281,400	30,463	881,347

(1)
The amounts shown for fiscal year 2024 include the grant date fair value of three-year performance share awards at target and restricted stock units under the Company’s long-term incentive program. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2024 three-year performance period is July 1, 2023 – June 30, 2026. The 2023 three-year performance period is July 1, 2022 – June 30, 2025. Shares earned, if any, will be issued following each respective three-year performance period. The amounts include the grant date fair value of the performance share awards assuming achievement of the target performance goals. The grant date fair value is determined by taking total units granted for the performance period at target multiplied by the closing market price on date of grant. The maximum share award value that could be issued for Mr. Dittmer is $1,190,687 for 2024, for Mr. Schmidt is $535,758 for 2024, and for Mr. Crimmins is $281,381 for 2024. The amounts shown in the table for fiscal 2024 include the grant date fair value of restricted stock units for Mr. Dittmer – $396,883; for Mr. Schmidt – $178,586; and for Mr. Crimmins – $93,794. The grant date fair value is determined by taking total restricted stock units granted multiplied by the closing market price on date of grant.

(2)	No option awards were granted in fiscal years 2024 and 2023.
(3)	The amounts shown represent the cash earned under the Company’s Cash Incentive compensation plan for the fiscal year.
(4)	The table below presents an itemized account of “All Other Compensation” provided in fiscal 2024 to the named executive officers:

Name	Year	Tax Preparation $	Supplemental Medical ($)	Furniture Program ($)	401K Match ($)	Total All Other Comp ($)
J. K. Dittmer	2024	1,731	9,546	26,346	15,375	52,998
	2023	—	15,831	10,909	17,250	43,990
D. P. Schmidt	2024	—	16,633	17,172	16,875	50,680
	2023	—	8,506	20,971	16,610	46,087
D. E. Crimmins	2024	—	12,445	—	16,875	30,463

(5)	Mr. Dittmer resigned his position as President effective January 10, 2024, and Chief Executive Officer effective June 30, 2024.
(6)	Mr. Schmidt was appointed President effective January 10, 2024, and Chief Executive Officer effective July 1, 2024.
Jerald K. Dittmer Retirement Agreement and Employment Agreement
On April 29, 2024, the Company announced the resignation of Jerald K. Dittmer from the position of Chief Executive Officer effective June 30, 2024, and his retirement as a Company employee and director effective December 31, 2024. In connection with Mr. Dittmer’s resignation, the Company entered into a Transition and Retirement Agreement and Release with Mr. Dittmer dated April 25, 2024 (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Dittmer receives $16,667 per month through December 31, 2024, for his continued service as a strategic advisor to the Company. Mr. Dittmer will also receive a pro rata portion of the restricted stock unit awards granted July 1, 2022, and July 1, 2023, and performance stock unit award granted July 1, 2023. The pro rata calculation will be based on a vesting or performance period, as applicable, ending December 31, 2024. The performance stock unit awards will be based on actual results. Mr. Dittmer will not be entitled to any payments under the Company’s Severance Plan for Management Employees. The Retirement Agreement also includes a confidentiality provision and a 24-month non-solicitation and non-competition provision.

Prior to Mr. Dittmer’s resignation as Chief Executive Officer, pursuant to his employment agreement he (i) was paid an annual base salary of $735,000, (ii) was eligible to participate in the Company’s Cash Incentive Plan at 120% of his base salary at target award level with a maximum award of 200% of the target and (iii) participated in the Company’s Long-Term Incentive program, with his participation set at 135% of his base salary at the target award level and a maximum award of 200% of the target with any award paid in shares.
Derek P. Schmidt Employment Agreement
In connection with Mr. Schmidt’s appointment to the position of Chief Executive Officer and continuing to serve as President, the Company entered into an employment agreement with Mr. Schmidt dated April 25, 2024 to be effective July 1, 2024. Pursuant to his employment agreement, Mr. Schmidt (i) receives an annual base salary of $570,000, (ii) received a signing bonus in the form of restricted stock units with a value of $105,000, (iii) is eligible to participate in the Company’s Cash Incentive Plan with his initial participation set at 90% of his base salary at target performance level with a maximum award of 200% of the target, and (iv) is eligible to participate in the Company’s long-term incentive program under the 2022 Equity Incentive Plan with his participation set at 140% of his base salary at the target award level with the maximum award of 200% of the target with any award paid in shares.
Prior to Mr. Schmidt’s appointment as Chief Executive Officer on July 1, 2024, pursuant to his letter agreement, he (i) was paid an annual base salary of $470,000, (ii) was eligible to participate in the Company’s Cash Incentive Plan with his participation set at 75% of his base salary at target award level with a maximum award of 200% of the target and (iii) participated in the Company’s Long-Term Incentive program, with his participation set at 95% of his base salary at the target award level with a maximum award of 200% of the target with any award paid in shares.
Mr. Schmidt participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Schmidt has entered into a Confidentiality and Non-Competition Agreement whereby he agrees not to compete with the Company during employment and for 12 months after termination.
David E. Crimmins
The Company has not entered into an employment agreement or letter agreement with Mr. Crimmins. His annual base salary was increased to $352,000 effective July 1, 2024.
Mr. Crimmins is eligible to participate in the Company’s Cash Incentive Plan with his participation set at 60% of his base salary at target award level with a maximum funding of 200% of target.
Mr. Crimmins participates in the Company’s Long-Term Incentive Plan, with his participation set at 70% of his base salary at the target award level and a maximum award of 200% of target. Any award earned is paid in shares.
Mr. Crimmins participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Crimmins entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Components of Executive Compensation
The principal components of our executive officer compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.
Base Salary. An individual executive officer’s base salary is based upon the executive officer’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Compensation Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation, including any change in the executive officer’s responsibilities, the executive officer’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Compensation Committee.
Cash Incentive Compensation. The purpose of our Cash Incentive Compensation Plan (the “CIP”) is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. For fiscal 2024, the awards were based on a one-year performance period. After the completion of the performance period, the Compensation Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award level for the one-year performance period is expressed as a percentage of the executive officer’s annual base salary ranging from 35% to 120% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The weighting of the objectives for fiscal year 2024 for all the named executive officers was: 50% for adjusted EBIT, and 50% for net sales. The amount of the awards received by the named executive officers for achieving the performance objectives for fiscal 2024 is set forth in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
The indicated performance objectives under the cash incentive compensation plan for fiscal 2024 were as follows:
•	Target: adjusted EBIT: $12.2 million, net sales: $413.1 million.
•	Threshold: adjusted EBIT: $7.7 million, net sales: $371.8 million.
•	Outstanding: adjusted EBIT: $16.7 million, net sales: $454.4 million.
•	Maximum: adjusted EBIT: $19.0 million, net sales: $475.1 million.
For fiscal year 2024, the Company achieved the adjusted EBIT objective at 181% of target and achieved the net sales objective at 99% of target for a weighted average total of 140%.
Long-Term Incentives. The purpose of the Company’s long-term incentive compensation program is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under the equity plans described below, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance. Prior to December 14, 2022, performance based awards were granted under the Long-Term Incentive Compensation Plan (“LTIP”) while restricted stock units were issued under the Omnibus Plan. Subsequent to the approval by shareholders of the 2022 Equity Incentive Plan on December 14, 2022, all performance based and other awards are issued from the 2022 Equity Incentive Plan.
Performance Based Awards. Under the LTIP and the 2022 Equity Incentive Plan, it is generally intended that the established performance objectives of awards will be measured over a three-year period. The Compensation Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. For awards for the three-year period ending June 30, 2024, the award is based on a three-year cumulative period target. For the three-year periods ending June 30, 2025, and June 30, 2026, specific performance objectives are established for each fiscal year within the three-year period. The overall payout based on the average of each year’s achievement across all three years is made after the end of the third year. The overall payout of the awards can range from a threshold of 40% to a maximum of 200% applied against the performance objectives established of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The performance objectives for each of the three years is established prior to granting the award.
The Compensation Committee selected adjusted EBIT as the performance objective for the cumulative performance period beginning on July 1, 2021 and ended on June 30, 2024. The performance objective was selected and applied, at that time, as the best measurement of the Company’s and the individual’s long-term performance. The Compensation Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value without incentivizing decisions that may create undue long-term risk for the Company.
At the start of each three-year performance period, the Compensation Committee establishes a target number of shares of our common stock that each executive officer can earn subject to our achievement over the three-year performance period of threshold, target, outstanding and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2021 and ended on June 30, 2024, the target number of shares for which each executive officer is eligible is based on a percentage of the executive officer’s base salary at the beginning of the performance period and was 125% for Mr. Dittmer, 85% for Mr. Schmidt and 60% for Mr. Crimmins. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The weighting of the performance objective for the three-year performance period ended on June 30, 2024, for Messrs. Dittmer, Schmidt and Crimmins was 100% for adjusted EBIT.
For the cumulative three-year performance period ended June 30, 2024, the performance goals under the LTIP for adjusted EBIT were as follows (in millions):

Fiscal 2022-2024
• Target	$104.9
• Threshold	$86.9
• Outstanding	$119.9
• Maximum	$127.4

The Company achieved the adjusted EBIT performance goal at 0% for the cumulative three-year performance period ended June 30, 2024, and accordingly no awards were made for that performance period.
For the three-year performance periods beginning on and after July 1, 2023, the grants will be made under the 2022 Equity Incentive Plan and after the end of the three-year performance period ending June 30, 2025, no further share issuances will be made under the LTIP.
Restricted Stock Units and Stock Options. During fiscal 2024, the Company granted restricted stock units to executive officers under the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan was adopted at the December 14, 2022 Shareholders Meeting. No awards under the Omnibus Plan can be granted after that date. In response to industry practices and competitive forces, the Compensation Committee has determined to emphasize stock awards over options awards. The Compensation Committee also believes that stock awards are a more effective way to provide named executive officers with a proprietary interest in the Company and assist the named executive officers to meet the stock ownership guidelines established by the Board. See “Corporate Governance – Stock Ownership Guidelines.” The restricted stock units granted to executive officers in fiscal 2024 vest at the end of three years.
Stock options awarded under the shareholder approved plans give executive officers the opportunity to purchase our common stock for a term not to exceed 10 years and at a price of no less than the closing sale price of our common stock on the date of grant. Executive officers benefit from stock options only to the extent stock price appreciates after the grant of the option. The Compensation Committee recognizes that each executive officer, rather than the Compensation Committee, decides whether to exercise an option at any given time. For this reason, the Compensation Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. The Compensation Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future.
Stock options, restricted stock units and restricted stock are granted at the Compensation Committee’s regularly scheduled meetings, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Compensation Committee meetings are scheduled a year in advance. Scheduling decisions for Compensation Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee will consider granting various types of equity to newly hired executive officers on a case-by-case basis.
Other Compensation and Benefits. We may provide the following perquisites to our executive officers:
•	tax planning services;
•	supplemental health insurance; and
•	furniture program.

These perquisites are provided to retain executive officers for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All Other Compensation” of the Summary Compensation Table.
Other Policies. The Company’s CIP, Omnibus Stock Plan, LTIP and 2022 Equity Incentive Plan provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or the Company’s Clawback Policy. See “Corporate Governance-Incentive Compensation Clawback Policy.” The award agreements under the CIP, Omnibus Stock Plan, LTIP and 2022 Equity Incentive Plan provide for the forfeiture of awards received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.
Role of Executives in Establishing Compensation. Our chief executive officer plays an integral role in recommending compensation for named executive officers (including base salary and performance based annual and long-term cash and equity compensation). Our chief executive officer participates in committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Compensation Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of the NASDAQ Stock Market LLC, our chief executive officer does not participate in deliberations concerning, or vote on, their compensation arrangements. The Compensation Committee approves the compensation for all executive officers.
Tax Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive officer compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information relating to equity awards outstanding at June 30, 2024, for each of our named executive officers.

	Option Award					Stock Award
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units or Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
J. K. Dittmer(6)	7/1/2020	23,256		12.77	7/1/2030	27,695	860,207	46,706	1,450,688
	8/30/2019	30,000		15.14	8/30/2029
	12/28/2018	85,000		21.96	12/28/2028

D. P. Schmidt	7/1/2020	13,566		12.77	7/1/2030	18,080	561,565	27,121	842,378
	4/6/2020	108,884		9.97	4/6/2030

D. E. Crimmins						8,704	270,346	13,057	405,550

(1)	Options include both incentive stock options and non-statutory stock options.
(2)	Options expire on the tenth anniversary of the grant date.
(3)
Mr. Dittmer’s unvested restricted stock units vest as follows: 27,695 vested on April 25, 2024. Mr. Schmidt’s unvested restricted stock units vest as follows: 8,636 vest on June 30, 2025; and 9,444 vest on June 30, 2026. Mr. Crimmins’s unvested restricted stock units vest as follows: 3,744 vest on June 30, 2025; and 4,960 shares vest on June 30, 2026.

(4)	The market value of unvested stock awards is based on the closing stock price on June 30, 2024, which was $31.06.
(5)
The amounts shown represent the potential three-year performance share unit awards under the Long-Term Incentive Plan during the three, three-year performance periods in effect during fiscal year 2024. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Mr. Dittmer, Mr. Schmidt and Mr. Crimmins participated in the fiscal year 2024 – 2026, 2023 – 2025 and 2022 - 2024 performance plan periods. Unearned performance shares are shown below assuming target performance for grants made in fiscal years 2024, 2023, and 2022:

Name	Fiscal Year 2024(a)	Fiscal Year 2023(b)	Fiscal Year 2022(c)	Total
J. K. Dittmer(6)	15,742	30,964	—	46,706
D. P. Schmidt	14,166	12,955	—	27,121
D. E. Crimmins	7,440	5,617	—	13,057

(a)	Three-year performance period ends June 30, 2026
(b)	Three-year performance period ends June 30, 2025
(c)	Three-year performance period ended June 30, 2024. No shares will be issued as the minimum specific performance goals were not met.
(6)
On April 25, 2024, Mr. Dittmer entered into a Retirement Agreement with the Company. See “Executive Compensation: Jerald K. Dittmer Retirement Agreement and Employment Agreement” above for description of the termination benefits under the agreement. Number of shares or units not yet vested reflect the shares held by Mr. Dittmer at June 30, 2024, following the execution of the Retirement Agreement.

Termination or Change in Control
Jerald K. Dittmer Retirement Agreement. See “Executive Compensation: Jerald K. Dittmer Retirement Agreement and Employment Agreement” above for a description of the termination benefits payable to Mr. Dittmer due to his resignation as Chief Executive Officer effective June 30, 2024 and his announced retirement effective December 31, 2024.
Severance Plan for Management Employees. The Severance Plan for Management Employees (the “Severance Plan”) provides for the payment of severance to eligible employees in the event of an involuntary termination of an eligible employee’s employment initiated by the Company (a “Qualifying Termination”). An eligible employee is an employee of the Company or its affiliates who is either (i) an executive that the Company designates as subject to Section 16 of the Securities and Exchange Act of 1934, or (ii) an individual designated as an eligible employee by the plan administrator or its delegate, within its sole discretion (an “Eligible Employee”). A Qualifying Termination does not include (i) termination for cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.
Subject to the terms and conditions of the Severance Plan, an Eligible Employee will receive severance payments of:
•	the Eligible Employee’s base salary continuation for 12 months;
•
a lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or her dependents’ health insurance coverage in effect on the Eligible Employee’s termination date for a period of 12 months, without regard to whether the Eligible Employee or his or her dependents elect continuation coverage under COBRA; and

•
a lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the CIP for the fiscal year during which the termination date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

The plan administrator may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Severance Plan on or after a Qualifying Termination.
The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Severance Plan in the event the Eligible Employee breaches any provision of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Eligible Employee and the Company.
To receive any severance payments, an Eligible Employee must execute and deliver a severance agreement which provides for a release of claims against the Company, a confidentiality provision and a 12-month non-competition and non-hire clause.
The benefits under the Severance Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.
Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the CIP and LTIP pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
Omnibus Stock Plan. Under the terms of the Omnibus Stock Plan and applicable award agreements, the unvested restricted stock units, restricted stock and options held by a named executive officer will vest in full upon the death or disability of such person or, for the fiscal years prior to 2022 upon a change in control. Beginning with awards made in fiscal 2022, in the event of a change in control, the award will only vest due to an involuntary termination for other than cause. The award agreements for the Omnibus Stock Plan provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the Omnibus Stock Plan pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.

2022 Equity Incentive Plan. Under the terms of the 2022 Equity Incentive Plan (“2022 Plan”) award agreements, the unvested restricted stock units and performance share units held by an executive officer will vest upon the death or disability of such person or for a termination other than for cause, upon the individual reaching age 55 and a minimum length of service of 10 years. The amount vested in such events is based on the pro rata number of days worked during the vesting period or performance period, as applicable. Subject to the Committee’s discretion and the applicable provisions in the event of a merger or change in control, the vesting of options granted under the 2022 Plan does not accelerate upon termination of employment, including as a result of death or disability.
The 2022 Plan does not provide for the automatic vesting of awards in connection with a merger or change in control where a successor corporation assumes the awards. In the event of a merger or change in control, each outstanding award will be treated as the Compensation Committee determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. In the event of a merger or change in control and the successor corporation does assume or substitute the award and the participant is involuntarily terminated without cause within 12 months of the merger or change in control, the awards will generally be treated in the same manner as if the awards had not been assumed or substituted.
The 2022 Plan award agreements provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the Omnibus Stock Plan pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of June 30, 2024, about the Company’s equity compensation plans, including the Company’s long-term incentive plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (#)(4)
Equity compensation plans approved by security holders	594,178(1)	$20.01	184,090
Equity compensation plans not approved by security holders	133,884(2)	$14.90	—
Total	728,062	$17.83	184,090

(1)
Includes the shares of common stock and underlying 179,538 outstanding stock options and 113,408 outstanding restricted stock units under the Omnibus Stock Plan and 2022 Equity Incentive Plan and 301,232 outstanding performance share awards under the LTIP and 2022 Equity Incentive Plan, assuming maximum performance.

(2)	Includes 133,884 stock options granted under inducement awards.
(3)	Represents the weighted average exercise price of outstanding stock options. Outstanding restricted stock units and performance share awards do not have an exercise price.
(4)	Represents the shares of common stock remaining available for future issuance under the 2022 Equity Incentive Plan.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (or “CAP”) to our CEO as principal executive officer (or “PEO) and to our other NEOs and certain metrics of financial performance of the Company. The following table shows the total compensation for our NEOs for the past two fiscal years as set forth in the Summary Compensation Table, the CAP to our CEO as PEO, and, on an average basis, our other NEOs, and our total shareholder return (“TSR”). CAP figures do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year as significant portions of this compensation depend on the achievement of performance criteria in subsequent fiscal periods.

Year(1)	Summary compensation table total for PEO(2)	Compensation actually paid to PEO(3)	Average summary compensation table total for non-PEO named executive officers(2)	Average compensation actually paid to non-PEO named executive officers(3)	Value of initial fixed $100 investment based on: total shareholder return(4)	Net income
2024	$3,015,025	$3,303,559	$1,170,996	$1,571,756	$79	$10,528,000
2023	$3,062,037	$2,952,955	$1,106,324	$1,171,216	$50	$14,778,000
2022	$1,986,061	($1,545,275)	$943,084	($49,524)	$46	$1,853,000

(1)
Mr. Dittmer served as the Company’s Chief Executive Officer for the entirety of fiscal years 2022 to 2024. Our non-PEO NEOs for 2022 was Mr. Schmidt, for 2023 they were Mr. Schmidt and T. Newlin, VP Strategic Business Development and for 2024 they were Mr. Schmidt and Mr. Crimmins.

(2)	Amounts reported in this column represent the total compensation reported in the Summary Compensation Table for the applicable year.
(3)
To calculate CAP under SEC disclosure rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year and the reconciliations of such adjustments are set forth in the table below.

	PEO			NEOs - Average
	2024	2023	2022	2024	2023	2023
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	($992,227)	($1,392,227)	($918,723)	($340,475)	($423,042)	($371,450)
Deduction for Amounts Reported under the “Option Awards” Column in the Summary Compensation Table	$—	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	$—	$1,383,755	$389,106	$559,235	$420,468	$157,320
Increase for Fair Value of Awards Granted during year that Vest during year	$814,890	$—	$—	$—	$—	$—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$370,020	$72,517	($2,539,048)	$184,938	$19,840	($670,670)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$557,491	($16,394)	($484,854)	$104,909	$67,793	($107,808)
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	($509,726)	($198,247)	$—	($118,261)	($26,314)	$—
Increase based upon Incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$48,084	$41,514	$22,183	$10,413	$6,147	$—
+Total Adjustments	$288,533	($109,082)	($3,531,336)	$400,760	$64,892	($992,608)

(4)
Cumulative total shareholder return (“TSR”) is calculated based on a hypothetical $100 investment beginning July 1, 2021 and reinvestment of all dividends. The TSR is reported on a cumulative basis over fiscal years 2022 to 2024. Specifically, TSR for fiscal year 2022 in the table will represent TSR over fiscal year 2022. TSR for fiscal year 2023 will represent the cumulative TSR over fiscal years 2022 and 2023. TSR for fiscal year 2024 will represent the cumulative TSR over fiscal years 2022, 2023 and 2024.

Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the multi-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the CAP fluctuated year-over-year, primarily due to changes in the value of equity awards.
The relationship between “Compensation Actually Paid” to the PEO and to our other NEOs is generally aligned with the trend in the Company’s Cumulative TSR and Net Income. This is because CAP is substantially influenced by year-over-year changes in stock prices due to the fact that a significant portion of the PEO’s and each NEO’s compensation is equity-based.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, director nominee, the named executive officers, and by all directors and executive officers as a group as of October 14, 2024. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned (#)(1)	Percent of Common Stock Outstanding
Derek P. Schmidt(2)	President & Chief Executive Officer	325,472	6.1%
Jerald K. Dittmer(3)	Director	282,175	5.3%
F. Brooks Bertsch(4)	Director Nominee	35,299	0.7%
Thomas M. Levine(5)	Director	31,660	0.6%
William S. Creekmuir	Director	28,580	0.5%
David E. Crimmins	Vice President, Sales and Product Management	26,285	0.5%
Kathryn P. Dickson	Director	21,509	0.4%
M. Scott Culbreth(6)	Director	10,980	0.2%
Jeanne McGovern	Director	8,008	0.2%
All Directors, Director Nominee, and Executive Officers as a Group (12)		855,740	15.6%

(1)
Includes the following number of shares, which may be acquired as of October 14, 2024, or within 60 days of such date by exercise of stock options: Mr. Schmidt – 122,450; Mr. Dittmer – 138,256; All Directors and Executive Officers as a Group – 287,056.

(2)	Includes 1,081 shares held by the IRA of Mr. Schmidt’s wife, 1,096 shares held in Mr. Schmidt’s IRA and 60, 913 held in his 401k.
(3)	Includes 22,500 shares held by Mr. Dittmer as Trustee for the Jerald K. Dittmer Revocable Trust.
(4)	Includes 35,299 shares held by Mr. Bertsch as Trustee for the Frank Brooks Bertsch Revocable Trust.
(5)	Includes 28,600 shares held by Mr. Levine as Trustee for the 2013 Revocable Trust of Thomas M. Levine and 3,000 shares held by Mr. Levine within a SEP IRA.
(6)	Includes 10,980 shares held by Mr. Culbreth as Trustee for The Culbreth Family Revocable Joint Trust.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS
To the best knowledge of the Company, no person owns beneficially five percent or more of the outstanding common stock of the Company as of October 14, 2024 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Address	Amount of Common Stock Beneficially Owned(1)	Percent of Class
Jeffrey T. Bertsch	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	275,848(2)	5.3%
Steven H. Bertsch	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	310,175(3)	6.0%
Carolyn T. Bertsch Bleile	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	329,632(4)	6.3%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg One, Austin, TX 78746	403,395(5)	7.7%

(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire any additional beneficial ownership.
(2)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023. The Jeffrey T. Bertsch Amended and Restated Trust owns 181,888 of these shares and the Frank H. Bertsch Trust, No. 2 owns 93,960 of these shares.

(3)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023. The 310,175 shares are owned by the Steven H. Bertsch Declaration of Trust.

(4)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023. The 329,632 shares are owned by the Carolyn T. Bleile Declaration of Trust.

(5)
The number of shares beneficially owned is based on information in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2024, which reflects sole dispositive power for 403,395 shares and sole voting power for 396,447 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2024. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2024 and 2023.
The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2024 and 2023 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the annual meeting of Shareholders.

(in thousands)	2024	2023
Audit Fees(1)	$675	$650

(1)
Professional fees and expenses for the audit of financial statements for fiscal 2024 and fiscal 2023 consisted of (i) an audit of the Company's annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

PROPOSALS BY SHAREHOLDERS
Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2025 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 27, 2025. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested that the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2025 annual meeting must provide the Company notice of such proposal no later than September 12, 2025. However, if the 2025 annual meeting is to be held before November 11, 2025, or after February 9, 2026, then the proposal or nomination must be received before the later of (i) the close of business on the tenth day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2025 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In addition to the advance notice provisions of our bylaws described above, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 annual meeting must provide notice to our Secretary at the address shown in this proxy statement, that sets forth all information required by Rule 14a-19 under the Exchange Act no later than October 11, 2025 (or, if the 2025 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2024 annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2025 annual meeting is first made).
OTHER MATTERS
The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2021 – 76.2%; 2022 – 69.1% and 2023 – 73.7%.
A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2024, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004.
The Board does not know of any other matter that may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.
Shareholders are urged to vote by internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Ressler
Secretary

October 25, 2024
Dubuque, Iowa

FLEXSTEEL Industries

FLEXSTEEL INDUSTRIES, INC.
385 BELL ST.
DUBUQUE, IA 52001-7004

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FLXS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V58454-P19361

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three (3) Class II Directors to serve until the 2027 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) F. Brooks Bertsch
02) Kathryn P. Dickson
03) Derek P. Schmidt

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V58455-P19361

FLEXSTEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Derek P. Schmidt and Michael J. Ressler, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held at www.virtualshareholdermeeting.com/FLXS2024 on Wednesday, December 11, 2024 at 10:00 a.m. Central Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side